EXHIBIT 99

Retractable Technologies, Inc. Reports an Increase in Revenues of 39.7% for 2009

LITTLE ELM, Texas—April 7, 2010—Retractable Technologies, Inc. (“Retractable”) (NYSE AMEX: RVP), a leading maker of safety needle devices, announced an increase in revenues of 39.7% for the year 2009 over 2008.

Revenues increased due principally to sales under the Department of Health and Human Services (“DHHS”) contract which was announced in the third quarter of 2009.  The DHHS program, which was estimated to run from August 2009 through March 2010, ended in December 2009.  Our revenue increased 142.1% in the fourth quarter principally due to the DHHS contract.  We do not know if there will be a similar program in 2010.  Domestic sales were 88.4% of revenues with international sales comprising the remainder.  Without the DHHS contract, our revenues would have increased 5.6%, with domestic revenues increasing 7.3% and international revenues declining 3.0%.  Unit sales of the 1mL syringe increased 17.1% and 3mL unit sales increased 54.3%.  Unit sales of all products increased 27.3%.  Domestic unit sales as well as average sales prices increased.  International unit sales decreased slightly and average selling prices increased.

Cost of sales increased due to greater volumes.  Royalty expenses were higher due to higher gross sales.

As a result, gross profit margins increased from 29.5% in 2008 to 34.7% in 2009.

Operating expenses increased from the prior year due to litigation costs and stock option expense mitigated by the cost cutting measures implemented in the third quarter of 2009.

Sales and marketing expenses decreased primarily due to lower compensation attributable to staff reduction and reduction in pay, lower advertising expenses and reduced travel costs.  Stock option expense and consulting costs increased.

General and administrative costs increased due principally to litigation costs and stock option expense. Compensation costs decreased due to staff reductions and reductions in pay.

In the fourth quarter of 2009, we recognized an impairment charge of $2,594,602 associated with catheter production equipment.

There are several charges to our Statement of Operations in 2009 that are nonrecurring or are not typical of a manufacturing company.  These charges include litigation costs, stock option expense (a noncash charge which will be fully amortized at the end of the second quarter of 2010), and an impairment of assets.  Additionally we recognized an income tax benefit attributable to recent tax legislation which allows us to carry back our net operating losses to a prior period.  Were it not for the charges and the tax benefit described above, our Net earnings applicable to common shareholders for the year would have been slightly above breakeven.   The removal of the same items, applicable to the fourth quarter of 2009, would have provided a Net earnings applicable to common shareholders exceeding $4.0 million.  There would be no federal income tax impact since we have net operating loss carry forwards which would eliminate the tax obligation.  Based on the current status of legal matters, our litigation costs should decline sometime prior to the end of the second quarter of 2010.

Cash flow from operations was a negative $12.3 million for 2009 due principally to operating losses and increases in receivables.  Most of the increase in receivables was related to billings in December 2009 to DHHS and collected in January 2010.  The increase in income taxes receivable is related to a refund for carryback of our 2009 net operating loss.  We will file for this refund early in the second quarter of 2010.  The effect of non-cash expenses and the change in working capital was a negative $2.9 million.  Investing activities utilized $2.4 million in cash.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse. Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Patient Safe®’s unique luer guard reduces the risk of luer tip contact contamination and the risk of contamination of intravenous fluid. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); our ability to maintain favorable supplier arrangements and relationships; our ability to receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com